Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Closing of $18 Million Underwritten Public Offering

Secured Lenders Convert $38 Million of Debt into Equity

REDWOOD CITY, Calif., Feb. 16, 2018  — Avinger, Inc. (NASDAQ:AVGR), a leading developer of innovative treatments for peripheral artery disease (PAD), today announced the closing of an underwritten public offering of Series B convertible preferred stock, together with warrants, for gross proceeds of approximately $18.0 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Avinger. In conjunction with the closing of the offering, the lenders under the company’s term loan agreement, CRG LP and certain of its affiliated entities, have converted $38.0 million of debt into the company’s Series A convertible preferred stock. Following this conversion, the Company will have approximately $6.5 million of term loans, plus any accrued interest since December 31, 2017, due in June 2023. CRG has entered into a one-year lockup agreement relating to all Avinger securities that they hold.

The Series B preferred stock issued in the public offering is convertible into shares of the company’s common stock at a conversion price of $2.00 per share. Each share of Series B preferred stock will be accompanied by (a) a Series 1 warrant, which expires on the earlier of (i) 60 days following the clearance by the FDA of a new lower-profile version of the company’s Pantheris atherectomy system and (ii) the seventh anniversary of the warrant’s issuance, to purchase 500 shares of the company’s common stock at an exercise price of $2.00 per share, and (b) a Series 2 warrant, which expires on the seventh anniversary of its issuance, to purchase 500 shares of the company’s common stock at an exercise price of $2.00 per share.

The company intends to use the net proceeds from this offering for working capital and general corporate purposes, and may also use a portion of the net proceeds to resolve pending legal proceedings.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book-running manager in connection with the public offering.

A total of approximately 18,000 shares of Series B preferred stock, convertible into approximately 9.0 million shares of common stock, and warrants to purchase approximately 18 million shares of common stock were issued in the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-222517), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on February 13, 2018 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-223023), which became effective when filed.

The Series A preferred stock is also convertible into shares of the company’s common stock at a conversion price of $2.00 per share. Following the conversion of $38 million of principal amount of loans into Series A preferred stock, approximately $6.5 million of principal, plus accrued interest since December 31, 2017, will remain outstanding under the company’s term loan agreement  with CRG. This term loan will mature in June 2023.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering will be filed by Avinger with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, CA. For more information, please visit www.avinger.com.

Public Relations Contact

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7900

pr@avinger.com

Investor Contact

Matt Ferguson

Chief Business Officer and CFO

Avinger, Inc.

(650) 241-7917

ir@avinger.com